Immediate
          Thomas G. Granneman
          314/877-7730

                             RALCORP HOLDINGS, INC.
                      TO CLOSE SAN JOSE PRODUCTION FACILITY

ST. LOUIS, MO, JANUARY 23, 2001 Ralcorp Holdings, Inc. (NYSE:RAH) announced today to employees at its Carriage House Companies, Inc. plant in San Jose, California that the plant would be closed, affecting up to 95 employees. The Company manufactures jams and jellies, tomato ketchup and syrup at the San Jose facility. The Company expects the closure to be completed by June, 2001.

The Company will work closely with representatives of Teamsters Local 912 on assistance for members of the union impacted by the plant closure. The Company will provide a variety of severance benefits, including severance pay, health insurance continuation and outplacement assistance for members of the San Jose management and administrative staff. The costs associated with the closure have been recorded as a liability assumed during the purchase of The Red Wing Company in July, 2000; accordingly, Ralcorp expects that these costs will have no significant impact on the reported earnings of the Company.

Joe R. Micheletto, Chief Executive Officer and President of Ralcorp said, "Today's announcement is representative of an ongoing effort to rationalize the production capacity and improve operating efficiencies at the Company's Carriage House facilities. Our resulting plant structure will allow us to continue to provide quality products and service to our customers in the future. We realize that this decision impacts our San Jose employees, and we will endeavor to ease their transition to new employment."

In addition to San Jose, Ralcorp operates six other manufacturing facilities under its Carriage House unit. Production of the products presently manufactured at the San Jose facility will be relocated to other Carriage House facilities.

Once the closure is completed, Ralcorp will sell the San Jose facility and related real estate.

With annualized sales of approximately $1.1 billion, Ralcorp produces a variety of store brand foods that are sold under the individual labels of various grocery, mass merchandise and drug store retailers. Ralcorp's diversified product mix includes: ready-to-eat and hot cereals, crackers and cookies, snack nuts and chocolate candy, salad dressings, mayonnaise, peanut butter, jams and jellies, syrups, and various sauces. In addition, Ralcorp holds a 21.6 percent interest in Vail Resorts, Inc. (NYSE:MTN), the premier mountain resort operator in North America.

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NOTE:  Information  in  this  press release that includes information other than historical data contains forward-looking statements as defined by the private Securities Litigation Reform Act of 1995. Any such forward-looking statements are made based on information currently known and are subject to various risk and uncertainties and are therefore qualified by the Company's cautionary statements contained in its filings with the Securities and Exchange Commission.